MORGAN STANLEY
                                 SPECTRUM SERIES



        March 2005
        Monthly Report





This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005.




                                                          Issued: April 29, 2005




{LOGO] MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                              1991    1992     1993     1994    1995    1996  1997    1998   1999    2000   2001    2002   2003
FUND                            %       %        %        %       %       %     %       %      %       %      %       %      %
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency               --       --       --      --       --     --     --      --     --    11.7   11.1    12.2   12.4
                                                                                                   (6 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced        --       --       --    (1.7)    22.8   (3.6)  18.2    16.4    0.8     0.9   (0.3)  (10.1)   6.2
                                                       (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Select               31.2    (14.4)    41.6    (5.1)    23.6    5.3    6.2    14.2   (7.6)    7.1    1.7    15.4    9.6
                            (5 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic              --       --       --     0.1     10.5   (3.5)   0.4     7.8   37.2   (33.1)  (0.6)    9.4   24.0
                                                       (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical              --       --       --    (2.2)    17.6   18.3    7.5    10.2   (7.5)    7.8   (7.2)   23.3   23.0
                                                       (2 mos.)
----------------------------------------------------------------------------------------------------------------------------------

                                            INCEPTION-   COMPOUND
                                             TO-DATE    ANNUALIZED
                              2004   2005    RETURN       RETURN
FUND                            %      %        %            %
--------------------------------------------------------------------
Spectrum Currency             (8.0)  (19.1)    16.6         3.3
                                    (3 mos.)
--------------------------------------------------------------------
Spectrum Global Balanced      (5.6)   (3.4)    41.1         3.4
                                    (3 mos.)
--------------------------------------------------------------------
Spectrum Select               (4.7)   (8.4)   164.5         7.4
                                    (3 mos.)
--------------------------------------------------------------------
Spectrum Strategic             1.7    (6.8)    35.7         3.0
                                    (3 mos.)
--------------------------------------------------------------------
Spectrum Technical             4.4    (9.0)   115.0         7.6
                                    (3 mos.)
--------------------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MARCH 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of March 31, 2005 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $11.66                -5.46%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.11                -1.50%
--------------------------------------------------------------------------------
Spectrum Select             $26.45                -2.43%
--------------------------------------------------------------------------------
Spectrum Strategic          $13.57                -3.55%
--------------------------------------------------------------------------------
Spectrum Technical          $21.50                -1.11%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                          MONTH ENDED              YTD ENDED
                         MARCH 31, 2005          MARCH 31, 2005

Australian dollar            -0.96                    -0.2
British pound                -0.92                    0.07
Euro                         -2.15                   -7.14
Japanese yen                  3.58                    0.49
Swiss franc                   0.11                   -1.78
Minor| currencies            -4.73                  -10.11


       Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred from short positions in the euro versus the U.S. dollar as the value of most European currencies moved higher early in the month amid a sharp rise in German industrial production. Additional losses were recorded from newly established long positions in most European currencies, as well as from long positions in the Singapore and New Zealand dollars versus the U.S. dollar as the value of the U.S. dollar reversed sharply higher, leading up to and after the U.S. Federal Reserve's announcement of a quarter-point increase in the federal funds rate. The value of the U.S. dollar strengthened further following the release of a larger-than-expected increase in February consumer prices.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains resulted from short positions in the Japanese yen versus the U.S. dollar as the U.S. dollar advanced due to the aforementioned interest rate hike by the U.S. Federal Reserve.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                          MONTH ENDED              YTD ENDED
                         MARCH 31, 2005          MARCH 31, 2005

Currencies                   -1.1                   -3.14
Interest|Rates               0.16                     0.5
Stock|Indices               -0.61                    0.19
Energies                     0.44                    0.36
Metals                      -0.03                   -0.12
Agriculturals               -0.18                   -0.28


       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the currency markets resulted during the latter half of the month from long positions in the euro, Mexican peso, and Singapore dollar versus the U.S. dollar, as well as from outright short positions in the U.S. dollar, after the value of the U.S. dollar reversed sharply higher, benefiting from market expectations for and the eventual increase in the U.S. federal funds rate by the U.S. Federal Reserve. The value of the U.S. dollar strengthened further following the release of a larger-than-expected increase in February consumer prices.

> In the global stock index sector, losses were recorded from long positions in U.S., Asian, and European stock index futures after prices weakened throughout the month in response to higher U.S. interest rates and fears that rising energy prices could negatively impact U.S. economic growth.

> Losses in the agricultural sector stemmed from long futures positions in corn after prices retreated towards the latter half of the month amid a stronger U.S. dollar and technicals-based selling.

> Smaller losses were incurred in the metals sector from long futures positions in base metals after U.S. dollar-denominated industrial metals prices declined in response to the rise in the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the energy markets, gains resulted from long futures positions in crude oil and its related products as rising energy prices were bolstered after OPEC oil ministers stated that there were no plans to raise output at the March 16 meeting. Also boosting prices was a report by the Energy Information Administration stating that U.S. inventories of gasoline and heating oil measured significantly lower-than-expected. The weaker U.S.
   dollar value also triggered crude oil demand early in the month from countries such as Japan and China. Finally, prices soared at the end of the month after Goldman Sachs analysts warned that oil prices could reach $105 a barrel in the future. Additional sector gains were achieved from long futures positions in natural gas as prices advanced in tandem with crude oil prices.

> In the global interest rate futures markets, gains were recorded from short positions in short-term U.S. interest rate futures as prices moved lower after the hike in U.S. interest rates by the U.S. Federal Reserve. Prices continued to fall as inflation fears triggered market speculation for further interest rate increases in the near future. Elsewhere, gains were recorded from long positions in Japanese interest rate futures as prices strengthened amid overall weakness in global equity markets and the emergence of disappointing Japanese economic data that signaled the potential for another recession in that country.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                          MONTH ENDED              YTD ENDED
                         MARCH 31, 2005          MARCH 31, 2005

Currencies                  -2.39                   -6.78
Interest|Rates               0.66                    0.13
Stock|Indices               -0.96                   -1.52
Energies                     0.95                    0.75
Metals                       0.28                   -0.13
Agriculturals               -0.39                    1.13


       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the currency markets resulted primarily during the latter half of the month from long positions in the euro and British pound versus the U.S. dollar after the value of the U.S. dollar reversed sharply higher, benefiting from market expectations for and the eventual increase in the U.S. federal funds rate by the U.S. Federal Reserve. The value of the U.S. dollar strengthened further following the release of a larger-than-expected increase in February consumer prices.

> In the global stock index futures markets, losses were experienced from long positions in U.S. and Pacific Rim stock index futures after equity prices moved lower early in the month amid concerns for the growing U.S. trade deficit, weakness in the U.S. dollar, inflation fears, and a surge in crude oil prices. Prices continued to weaken throughout the month on higher U.S. interest rates and fears that consistently rising energy prices would negatively impact economic growth in the U.S. and Pacific Rim region.

> Losses in the agricultural sector stemmed from long futures positions in corn and wheat as prices retreated towards the latter half of the month amid a stronger U.S. dollar and technicals-based selling. News of weak demand and greater-than-expected supply also pulled prices lower.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the energy markets, gains resulted from long futures positions in crude oil and its related products as rising energy prices were bolstered after OPEC oil ministers stated no plans to raise output at the March 16 meeting. Also boosting prices was a report by the Energy Information Administration stating that U.S. inventories of gasoline and heating oil measured significantly lower-than-expected. The weaker U.S. dollar value also triggered crude oil demand early in the month from countries such as Japan and China. Finally, prices soared at the end of the month after Goldman Sachs analysts warned that oil prices could reach $105 a barrel in the future. Additional sector gains were achieved from long futures positions in natural gas as prices advanced in tandem with crude oil prices.

> In the global interest rate futures markets, gains were recorded from short positions in short-term U.S. and Australian interest rate futures as prices moved lower after the hike in U.S. interest rates by the U.S. Federal Reserve. Prices continued to fall as inflation fears triggered market speculation of further interest rate increases in the near future. Australian bond prices were also pushed lower on renewed optimism that Australia's Current Account deficit is lower-than-expected.

> Finally, the metals markets recorded gains from long futures positions in aluminum and copper as base metals prices increased due to the falling U.S. dollar and news of continued strong demand from the developing economies of Asia.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                          MONTH ENDED              YTD ENDED
                         MARCH 31, 2005          MARCH 31, 2005

Currencies                   -2.78                  -5.15
Interest|Rates                0.41                  -1.03
Stock|Indices                -0.51                  -1.28
Energies                      0.08                    0.3
Metals                       -0.43                  -0.11
Agriculturals                -0.41                   0.64


       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded in the latter half of the month from long positions in most European currencies, as well as the Australian dollar, Canadian dollar, and Japanese yen, versus the U.S. dollar after the value of the U.S. dollar reversed sharply higher, benefiting from market expectations for and the eventual increase in the U.S. federal funds rate by the U.S. Federal Reserve. The value of the U.S. dollar strengthened further following the release of a larger-than-expected increase in February consumer prices.

> In the global stock index futures markets, losses were experienced from long positions in U.S. and Pacific Rim stock index futures after equity prices moved lower early in the month amid concerns for the growing U.S. trade deficit, weakness in the U.S. dollar, inflation fears, and a surge in crude oil prices. Prices continued to weaken throughout the month on higher U.S. interest rates and fears that consistently rising energy prices would negatively impact economic growth in the U.S. and the Pacific Rim region.

> Within the metals markets, long futures positions in precious metals incurred losses after prices declined amid strength in the U.S. dollar.

> Finally, losses were incurred in the agricultural markets from long futures positions in cocoa as prices moved lower amid a stronger U.S. dollar during the second half of the month and reduced violence in the Ivory Coast.
   Additional losses were experienced from long futures positions in sugar as prices reversed lower on technicals-based selling, as well as concerns for global demand from countries such as Russia, India, and China.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, gains were recorded from long positions in Japanese interest rate futures as prices strengthened amid overall weakness in global equity markets and the emergence of disappointing Japanese economic data that signaled the potential for another recession in that country. Elsewhere, gains were recorded from short positions in short-term U.S. interest rate futures as prices moved lower after the hike in U.S. interest rates by the U.S. Federal Reserve. Prices continued to fall as inflation fears triggered market speculation for further interest rate increases in the near future.

> In the energy markets, gains resulted from long futures positions in crude oil and its related products as rising energy prices were bolstered after OPEC oil ministers stated there were no plans to raise output at the March 16 meeting. Also boosting prices was a report by the Energy Information
   Administration stating that U.S. inventories of gasoline and heating oil measured significantly lower-than-expected. The weaker U.S. dollar value also triggered crude oil demand early in the month from countries such as Japan and China. Finally, prices soared at the end of the month after Goldman Sachs economists warned oil prices could reach $105 a barrel in the future.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]

                          MONTH ENDED              YTD ENDED
                         MARCH 31, 2005          MARCH 31, 2005

Currencies                  -2.14                   -7.53
Interest|Rates               0.47                   -1.59
Stock|Indices               -0.42                     0.3
Energies                     2.36                    2.46
Metals                      -0.03                    0.39
Agriculturals               -0.59                   -0.89


       Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the currency markets resulted during the latter half of the month primarily from long positions in the British pound, Australian dollar, and Swiss franc versus the U.S. dollar after the value of the U.S. dollar reversed sharply higher, benefiting from market expectations for and the eventual increase in the U.S. federal funds rate by the U.S. Federal Reserve. The value of the U.S. dollar strengthened further following the release of a larger-than-expected increase in February consumer prices.

> In the agricultural markets, losses were incurred from long futures positions in cocoa as prices moved lower amid a stronger U.S. dollar during the second half of the month and reduced violence in the Ivory Coast. Additional losses were experienced from long futures positions in sugar as prices reversed lower on technicals-based selling, as well as concerns for global demand from countries such as Russia, India, and China.

> In the global stock index futures markets, losses were experienced from long positions in U.S. and Pacific Rim stock index futures after equity prices moved lower early in the month amid concerns for the growing U.S. trade deficit, weakness in the U.S. dollar, inflation fears, and a surge in crude oil prices. Prices continued to weaken throughout the month on higher U.S. interest rates and fears that consistently rising energy prices would negatively impact economic growth in the U.S. and Pacific Rim region.

> Smaller losses surfaced in the metals markets from long futures positions in precious metals as prices declined following the advance in the value of the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the energy markets, gains resulted from long futures positions in crude oil and its related products as rising energy prices were bolstered after OPEC oil ministers stated that there were no plans to raise output at the March 16 meeting. Also boosting prices was a report by the Energy Information Administration stating that U.S. inventories of gasoline and heating oil measured significantly lower-than-expected. The weaker U.S. dollar value also triggered crude oil demand early in the month from countries such as Japan and China. Finally, prices soared at the end of the month after Goldman Sachs analysts warned that oil prices could reach $105 a barrel in the future. Additional sector gains were achieved from long futures positions in natural gas as prices advanced in tandem with crude oil prices.

> In the global interest rate futures markets, gains were recorded from short positions in short-term U.S. interest rate futures as prices moved lower after the hike in U.S. interest rates by the U.S. Federal Reserve. Prices continued to fall as inflation fears triggered market speculation for further interest rate increases in the near future. Elsewhere, gains were recorded from long positions in Japanese interest rate futures as prices strengthened amid overall weakness in global equity markets and the emergence of disappointing Japanese economic data that signaled the potential for another recession in that country.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2005 (UNAUDITED)

                                      MORGAN STANLEY                   MORGAN STANLEY
                                    SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                              -----------------------------      -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF
                                             MARCH 1, 2005                      MARCH 1, 2005
                                               BEGINNING                          BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE
                              ------------  ---------------      ------------  ---------------
                                      $            %                    $              %
INVESTMENT INCOME
   Interest income (Note 2)        402,686          .17               104,613           .22
                              ------------     --------          ------------       -------
EXPENSES
   Brokerage fees (Note 2)         922,933          .38               184,324           .38
   Management fees (Note 3)        401,275          .17                50,090           .11
                              ------------     --------          ------------       -------
     Total Expenses              1,324,208          .55               234,414           .49
                              ------------     --------          ------------       -------
NET INVESTMENT LOSS               (921,522)        (.38)                (129,801)      (.27)
                              ------------     --------          ------------       -------
TRADING RESULTS
Trading profit (loss):
   Realized                    (21,658,035)       (9.00)              471,075           .98
   Net change in unrealized      9,445,004         3.92            (1,063,591)        (2.21)
                              ------------     --------          ------------       -------
     Total Trading Results     (12,213,031)       (5.08)             (592,516)        (1.23)
                              ------------     --------          ------------       -------
NET LOSS                       (13,134,553)       (5.46)             (722,317)        (1.50)
                              ============     ========          ============       =======


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2005 (UNAUDITED)

                                         MORGAN STANLEY                                  MORGAN STANLEY
                                        SPECTRUM CURRENCY                            SPECTRUM GLOBAL BALANCED
                              ----------------------------------------         ---------------------------------------
                                                                 PER                                             PER
                                   UNITS            AMOUNT       UNIT              UNITS           AMOUNT        UNIT
                              ---------------    ------------    -----         --------------    -----------     -----
                                                       $           $                                  $            $
Net Asset Value,
   March 1, 2005               19,527,053.222     240,765,155    12.33          3,356,656.026     48,084,906     14.33
Net Loss                                   --     (13,134,553)    (.67)                    --       (722,317)     (.22)
Redemptions                      (345,499.064)     (4,028,519)   11.66            (72,135.684)    (1,017,834)    14.11
Subscriptions                     575,461.049       6,709,876    11.66             25,808.149        364,153     14.11
                              ---------------    ------------                  --------------    -----------
Net Asset Value,
   March 31, 2005              19,757,015.207     230,311,959    11.66          3,310,328.491     46,708,908     14.11
                              ===============    ============                  ==============    ===========

   The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2005 (UNAUDITED)

                                     MORGAN STANLEY                      MORGAN STANLEY                  MORGAN STANLEY
                                     SPECTRUM SELECT                   SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                              -----------------------------       ----------------------------      ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                   PERCENTAGE OF
                                             MARCH 1, 2005                      MARCH 1, 2005                   MARCH 1, 2005
                                               BEGINNING                          BEGINNING                       BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE         AMOUNT   NET ASSET VALUE
                              ------------  ---------------       -----------  ---------------      ----------  ---------------
                                      $            %                     $            %                   $               %
INVESTMENT INCOME
   Interest income (Note 2)        973,558          .17               306,915          .17             1,257,408          .17
                              ------------        -----           -----------        -----          ------------        -----
EXPENSES
   Brokerage fees (Note 2)       3,411,509          .60             1,096,945          .60             4,466,672          .60
   Management fees (Note 3)      1,331,565          .24               414,619          .24             1,588,116          .21
   Incentive fees (Note 3)               --         --                     --           --               598,853          .08
                              ------------        -----           -----------        -----          ------------        -----
     Total Expenses              4,743,074          .84             1,511,564          .84             6,653,641          .89
                              ------------        -----           -----------        -----          ------------        -----
NET INVESTMENT LOSS             (3,769,516)        (.67)           (1,204,649)        (.67)           (5,396,233)        (.72)
                              ------------        -----           -----------        -----          ------------        -----
TRADING RESULTS
Trading profit (loss):
   Realized                     (6,691,886)       (1.19)           (4,180,022)       (2.30)          (12,249,053)       (1.66)
   Net change in unrealized     (3,238,886)        (.57)           (1,058,626)        (.58)            9,416,114         1.27
                              ------------        -----           -----------        -----          ------------        -----
     Total Trading Results      (9,930,772)       (1.76)           (5,238,648)       (2.88)           (2,832,939)        (.39)
                              ------------        -----           -----------        -----          ------------        -----
NET LOSS                       (13,700,288)       (2.43)           (6,443,297)       (3.55)           (8,229,172)       (1.11)
                              ============        =====           ===========        =====          ============        =====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2005 (UNAUDITED)

                            MORGAN STANLEY                       MORGAN STANLEY                           MORGAN STANLEY
                            SPECTRUM SELECT                     SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                   ---------------------------------      ---------------------------------      ---------------------------------
                                                PER                                    PER                                    PER
                        UNITS         AMOUNT    UNIT           UNITS         AMOUNT    UNIT          UNITS          AMOUNT    UNIT
                   --------------  -----------  ----      --------------  -----------  ----      --------------  -----------  ----
                                        $         $                            $         $                            $         $
Net Asset Value,
  March 1, 2005    20,831,219.030  564,663,517  27.11     12,906,346.041  181,563,220  14.07     34,001,253.462  739,311,105  21.74
Net Loss                       --  (13,700,288)  (.66)                --   (6,443,297)  (.50)                --   (8,229,172)  (.24)
Redemptions          (277,774.390)  (7,347,133) 26.45       (203,814.697)  (2,765,765) 13.57       (408,718.684)  (8,787,452) 21.50
Subscriptions         496,481.183   13,131,926  26.45        287,135.347    3,896,426  13.57        919,002.853   19,758,562  21.50
                   --------------  -----------            --------------  -----------            --------------  -----------
Net Asset Value,
  March 31, 2005   21,049,925.823  556,748,022  26.45     12,989,666.691  176,250,584  13.57     34,511,537.631  742,053,043  21.50
                   ==============  ===========            ==============  ===========            ==============  ===========


   The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Redemptions must be made in whole Units, in a minimum amount of 50 Units

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE.Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
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                         New York, NY 10017


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